Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Clarivate Analytics PLC on Form S-8 of our report dated February 27, 2019, with respect to our audit of the financial statements of Churchill Capital Corp. as of December 31, 2018 and for the period from June 20, 2018 (inception) through December 31, 2018, appearing in Clarivate Analytics PLC’s Prospectus filed on April 26, 2019 pursuant to Rule 424(b) which prospectus is part of Clarivate Analytics PLC’s Registration Statement on Form F-4, File No. 333-229889.

/s/ Marcum llp

Marcum llp

New York, NY

May 13, 2019